Exhibit 99.3

For Immediate Release

Contact:	Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.
REPORTS EXERCISE OF OVER-ALLOTMENT OPTION BY UNDERWRITERS

PASADENA, CA. — May 9, 2011 - Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today that the underwriters of its recent public offering of 5,500,000 shares of common stock have partially exercised their over-allotment option to purchase an additional 750,651 shares of common stock, bringing the total net proceeds to approximately $452 million, after payment of underwriting discounts and commissions.  Under the terms of the offering, Alexandria Real Estate Equities, Inc. had granted the underwriters a thirty-day option to purchase up to 825,000 additional shares to cover over-allotments, if any.  The closing of the over-allotment option is expected to occur on May 11, 2011.

Goldman, Sachs & Co., Barclays Capital, Citi, and RBC Capital Markets acted as joint bookrunning managers of the offering.

Alexandria Real Estate Equities, Inc., Landlord of Choice to the Life Science Industry®, is the largest owner and preeminent REIT focused principally on cluster development through the ownership, operation, management, and selective acquisition, redevelopment, and development of properties containing life science laboratory space.  Alexandria is the leading provider of high-quality, environmentally sustainable real estate, technical infrastructure, and services to the broad and diverse life science industry.  Client tenants include institutional (universities and independent non-profit institutions), pharmaceutical, biotechnology, medical device, product, and service entities, and government agencies. Alexandria’s operating platform is based on the principle of “clustering,” with assets and operations located adjacent to life science entities driving growth and technological advances within each cluster.  As of March 31, 2011, the Company’s asset base contained 168 properties approximating 13.7 million rentable square feet, composed of approximately 12.4 million rentable square feet of operating properties, approximately  784,671 rentable square feet undergoing active redevelopment, and approximately 479,751 rentable square feet undergoing active development.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are based on the Company’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur.  Actual results may differ materially from those contained in or implied by the Company’s forward-looking statements as a result of a variety of factors, including, without limitation, the risks and uncertainties detailed in its filings with the Securities and Exchange Commission.  All forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update this information.  For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements, and risks and uncertainties to the Company’s business in general, please refer to the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

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